             AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                             ON JANUARY 20, 1995
                                                         REGISTRATION NO. 33-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -------------

                                   FORM S-8


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                 -------------

                                  MEDITRUST
       (Exact name of registrant as specified in governing instruments)

            MASSACHUSETTS                             04-6532031
   (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)

                               197 FIRST AVENUE
                     NEEDHAM HEIGHTS, MASSACHUSETTS 02194
                                (617) 433-6000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            1988 STOCK OPTION PLAN
                           (FULL TITLE OF THE PLAN)

                               ABRAHAM D. GOSMAN
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                   MEDITRUST
                               197 FIRST AVENUE
                     NEEDHAM HEIGHTS, MASSACHUSETTS 02194
                                (617) 433-6000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         COPIES OF COMMUNICATIONS TO:
                          MICHAEL J. BOHNEN, ESQUIRE
                           NUTTER, MCCLENNEN & FISH
                            ONE INTERNATIONAL PLACE
                             BOSTON, MA 02110-2699
                                (617) 439-2000

                                 CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------
TITLE OF EACH        AMOUNT TO BE         PROPOSED MAXIMUM     PROPOSED MAXIMUM     AMOUNT OF
CLASS OF             REGISTERED (1)       OFFERING PRICE       AGGREGATE            REGISTRATION FEE
SECURITIES BEING                          PER UNIT (2)         OFFERING PRICE       (2)
REGISTERED                                                     (2)
- ----------------------------------------------------------------------------------------------------
SHARES OF
BENEFICIAL             62,234 SHARES         $30.625           $1,905,916.25        $657.21
INTEREST,
WITHOUT PAR VALUE
- ----------------------------------------------------------------------------------------------------


(1)     THERE IS ALSO BEING REGISTERED AN INDETERMINATE NUMBER OF ADDITIONAL SHARES OF BENEFICIAL INTEREST THAT MAY
        BECOME ISSUABLE PURSUANT TO THE ANTIDILUTION PROVISIONS OF THE 1988 STOCK OPTION PLAN.

(2)     DETERMINED PURSUANT TO RULE 457(H) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SOLELY FOR PURPOSES OF
        CALCULATING THE REGISTRATION FEE.  BASED UPON THE AVERAGE OF THE HIGH AND LOW PRICES REPORTED FOR SHARES OF
        BENEFICIAL INTEREST ON THE NEW YORK STOCK EXCHANGE COMPOSITE TAPE ON JANUARY 17, 1995.

                               ------------------------


        IN ACCORDANCE WITH GENERAL INSTRUCTION E TO FORM S-8, THE CONTENTS OF THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-8 (FILE NO. 33-25072) RELATING TO THE REGISTRANT'S 1988 STOCK OPTION PLAN (THE "EARLIER FORM S-8") ARE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT. THE REOFFER PROSPECTUS INCLUDED HEREIN IS SUBSTANTIVELY DIFFERENT FROM THAT INCLUDED IN THE EARLIER FORM S-8. AS PERMITTED BY RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE REOFFER PROSPECTUS INCLUDED HEREIN RELATES TO THE SHARES REGISTERED UNDER THIS REGISTRATION STATEMENT AND UNDER THE EARLIER FORM S-8.

PROSPECTUS
                                   MEDITRUST

                            1988 STOCK OPTION PLAN

                     848,277 SHARES OF BENEFICIAL INTEREST

                               ------------------------

        This Prospectus relates to 848,277 shares of beneficial interest without par value (the "Shares") of Meditrust, a Massachusetts business trust (the "Company"), which may be issued by the Company under the Company's 1988 Stock Option Plan (the "Plan") to certain key employees (see SELLING SHAREHOLDERS, below), who may be deemed to be "affiliates" of the Company within the meaning of the Securities Act of 1933, as amended, or any rules and regulations thereunder. Neither the Company nor the Selling Shareholders concede that such persons are "affiliates" within the meaning of the Act.

        The Company has been informed that such employees may from time to time effect sales of all or part of the Shares on the New York Stock Exchange at the prevailing market price at the time of sale and with no commissions paid or discounts given other than those customary in such sales. Pursuant to general Instruction C to Form S-8, this Prospectus (prepared in accordance with the requirements of Form S-3) is filed in order to permit key employees of the Company to reoffer and resell Shares previously acquired or to be acquired by them pursuant to the Plan. No part of the proceeds of such resales will be received by the Company.

        The number of Shares reserved for issuance under the Plan is subject to adjustment by reason of future stock dividends, stock splits or other recapitalizations, if any.

                               ------------------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------------


         THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
               ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ------------------------


               THE DATE OF THIS PROSPECTUS IS JANUARY 20, 1995.

                                          TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Meditrust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Documents Incorporated by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4



                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Reports, proxy materials and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, Room 1102, New York, New York 10005.

        The Company has filed with the Commission Registration Statements under the Securities Act of 1993, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statements, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the principal office of the Commission in Washington, D.C.

        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        Neither the delivery of this Prospectus nor any sale of Shares made pursuant hereto shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                   MEDITRUST

        The Company, a real estate investment trust organized on August 6, 1985, invests in health care related properties throughout the United States, including long-term care facilities, rehabilitation hospitals, medical office buildings, psychiatric hospitals, alcohol and substance abuse treatment facilities and retirement living facilities. The Company has its principal offices at 197 First Avenue, Needham Heights, Massachusetts 02194. Its telephone number is (617) 433-6000.

                             SELLING SHAREHOLDERS

        The Shares offered hereby are Shares subject to stock options ("Options") granted by the Company to the Selling Shareholders under the Plan.

        Appendix A hereto sets forth information as to the name of each Selling Shareholder, his or her relationship with the Company, the number of Shares which were owned by him or her as of the date set forth in Appendix A and the number of Shares which may be offered by him or her hereby.

        The per Share exercise price of an Option granted under the Plan is determined by the Stock Option Committee of the Board of Trustees of the Company in accordance with the terms of the Plan. In the case of an incentive stock option, such price shall be not less than the fair market value, as determined in good faith by the Stock Option Committee, of the Shares on the date the
Option is granted.   The number of Options subject to Awards under the Plan is
subject to adjustment in the event of future stock dividends, stock splits or other recapitalizations, if any.

        It is anticipated that any sales made by the Selling Shareholders will be made from time to time on the New York Stock Exchange. The Company will not receive any portion of the sales price of such Shares, but in the event of any exercise or purchase will receive the exercise price of the Options. To the Company's knowledge, there are no arrangements or understandings between the Selling Shareholders and any brokers or dealers, or any agreements with any brokers or dealers, for the sale of the securities offered hereby.

                      DOCUMENTS INCORPORATED BY REFERENCE

        The Company hereby incorporates by reference into this Prospectus (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1993; (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; (iii) the discussion of Federal income tax treatment of the Company and its shareholders which is contained in the Company's Current Report on Form 8-K dated March 4, 1992, including any amendment or report filed for the purpose of updating such discussion hereof; and (iv) the description of the Company's shares of beneficial interest which is contained in its Registration Statement on Form
8-A as amended by Form 8, dated March 4, 1992, and any report subsequently filed with the Commission which updates said description.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Lisa P. McAlister, Vice President and Treasurer, Meditrust, 197 First Avenue, Needham Heights, Massachusetts 02194, telephone (617) 433-6000.

                                 LEGAL MATTERS

        The validity of the Shares offered hereby will be passed upon for the Company by its counsel, Nutter, McClennen & Fish, One International Place, Boston, Massachusetts 02110.

                                    EXPERTS

        The consolidated balance sheets of the Company as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993, and the financial statement schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statements, have been audited by Coopers & Lybrand, L.L.P., independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this Prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

        THE DECLARATION OF TRUST ESTABLISHING THE COMPANY, DATED AUGUST 6, 1985, AS AMENDED (THE "DECLARATION"), A COPY OF WHICH IS DULY FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE COMMONWEALTH OF MASSACHUSETTS, PROVIDES THAT THE NAME "MEDITRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                                             APPENDIX A

                                                                Shares                     Shares Which
Name and                                                        Beneficially               May Be
Positions                                                       Owned(1)(2)                Offered (3)
- ---------                                                       ------------               ------------
Abraham D. Gosman                                               710,961                     171,353
Chairman and Chief Executive Officer

David F. Benson                                                   5,221                      37,559
President and Trustee

Edward W. Brooke                                                 50,343                      45,000
Trustee

Hugh L. Carey                                                     5,000                      45,000
Trustee

Robert Cataldo                                                   14,500                      45,000
Trustee

Philip L. Lowe                                                    3,000                      45,000
Trustee

Thomas J. Magovern                                                6,250                      45,000
Trustee

Gerald Tsai, Jr.                                                  8,000                      34,000
Trustee

Frederick W. Zuckerman                                            3,500                      45,000
Trustee

Lisa P. McAlister                                                   367                      17,000
Vice President and Treasurer

Michael F. Bushee                                                 4,360                      23,500
Senior Vice President

Michael S. Benjamin                                               2,987                      25,500
Senior Vice President,
Secretary and General Counsel

Keith E. Grant                                                    1,500                      20,800
Controller

- ----------------------

(1)   As of January 2, 1995.

(2)   Includes Shares owned beneficially by spouses, minor children and relatives living in the named person's home and trusts for their benefit; the named persons disclaim any beneficial interest in such Shares.

(3)   Represents Shares subject to Options granted under the Plan.


                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits

The following is a list of exhibits filed as part of this Registration Statement (numbering corresponds to numbering in Item 601 of Regulation S-K).

Exhibit               Description
 No.                  -----------
- -------

 5               Opinion letter of Nutter, McClennen & Fish

23.1             Consent of Nutter, McClennen & Fish (included in Exhibit 5)

23.2             Consent of Coopers & Lybrand, L.L.P.

Item 9.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                 provided, however, that subparagraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
                 Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions of the registrant's Restated Declaration of Trust, as amended, By-laws, as amended, the agreements described under Item 15 of this Registration Statement or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida on January 16, 1995.

                                     MEDITRUST


                                     By:  /s/ Abraham D. Gosman
                                          -------------------------------------
                                          Abraham D. Gosman, Chairman of
                                          the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abraham D. Gosman, David F. Benson, Michael S. Benjamin, Michael J. Bohnen and Paul R. Eklund, and each of them singly, his attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign this registration statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority or body, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this registration statement, as fully as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.


Signature                                Title                         Date
- ---------                                -----                         ----
/s/ Abraham D. Gosman                    Chairman of the
- ----------------------------------       Board and Chief
Abraham D. Gosman                        Executive Officer          January 16, 1995
(Principal Executive Officer)

/s/ Lisa P. McAlister                    Treasurer and
- ----------------------------------       Vice President
Lisa P. McAlister  (Principal
Financial and Accounting Officer)                                   January 16, 1995

/s/ David F. Benson                      President
- ----------------------------------       and Trustee
David F. Benson                                                     January 16, 1995



/s/ Edward W. Brooke                  Trustee               January 16, 1995
- --------------------------
Edward W. Brooke

- --------------------------            Trustee               January 16, 1995
Hugh L. Carey

/s/ Robert Cataldo                    Trustee               January 16, 1995
- --------------------------
Robert Cataldo

/s/ Philip L. Lowe                    Trustee               January 16, 1995
- --------------------------
Philip L. Lowe

/s/ Thomas J. Magovern                Trustee               January 16, 1995
- --------------------------
Thomas J. Magovern

/s/ Gerald Tsai, Jr.                  Trustee               January 16, 1995
- --------------------------
Gerald Tsai, Jr.

/s/ Frederick W. Zuckerman            Trustee               January 16, 1995
- --------------------------
Frederick W. Zuckerman
